Exhibit 10.1

SEVERANCE AGREEMENT

        THIS AGREEMENT (this "Agreement") is made and entered into this 22nd day of December, 2010, by and among FIRST CENTURY BANKSHARES, INC., a West Virginia corporation and holding company (the "Company"), and its wholly-owned subsidiary, FIRST CENTURY BANK, INC., a national banking association (the "Bank") and R.W. WILKINSON, an individual ("Mr. Wilkinson"), based on the following:

Recitals

        A.    Mr. Wilkinson has served as an officer of the Bank since 1962 and as a member of its Board of Directors since 1964 and as a member of the Company's Board of Directors since its formation in 1983 and is currently serving as Chairman of the Board, President, and CEO of the Company and Chairman of the Board and CEO of the Bank.

        B.    Mr. Wilkinson has announced his resignation as President and CEO of the Company and as CEO of the Bank, effective December 31, 2010.

        C.    In recognition of Mr. Wilkinson's dedication, loyalty and the valuable services he provided to the Company and the Bank, the Company and the Bank have agreed to pay Mr. Wilkinson severance and certain other valuable benefits in connection with his resignation, and this Agreement is intended to document such agreement.

Agreement

        NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and the benefit to the parties to be derived therefrom, and subject to the express condition that Mr. Wilkinson does not revoke this Agreement within seven days after he signs it, it is hereby agreed as follows:

        1.    Severance.    In connection with the resignation and termination of Mr. Wilkinson's employment and position with the Company and the Bank, the Bank agrees to make, within ten (10) days after the expiration of the seven-day period within which Mr. Wilkinson may revoke this Agreement , the following severance payment and transfer:

         1.1   The Bank shall make a single, lump-sum severance payment to Mr. Wilkinson of One Hundred Forty Thousand Dollars ($140,000.00). Mr. Wilkinson understands and agrees that said payment represents compensation and that, therefore, the Bank will withhold from the gross amount of this payment all taxes and other appropriate deductions that it would normally withhold from the earnings of Mr. Wilkinson, and that the Bank will report the gross amounts of those payments to governmental agencies as earnings of the individual to whom net payment is made as is customary practice; and

         1.2   The Bank shall transfer to Mr. Wilkinson the title to the 2010 Cadillac which Mr. Wilkinson has been using, free and clear of all liens and encumbrances.

        2.    Termination and Resignation.    Mr. Wilkinson's resignations as President and CEO of the Company and as CEO of the Bank are all effective as of the end of the day on December 31, 2010. Although Mr. Wilkinson will be paid the severance payment referred to in Section 1.1 above, it is understood and agreed that he will not be considered an employee of either the Company or the Bank for any purpose after midnight on December 31, 2010.

        3.    Service as Chairman of the Board. Mr. Wilkinson shall continue to serve as Chairman of the Board of Directors of the Company and as Chairman of the Board of Directors of the Bank throughout the remainder of his current term and shall be recommended to be re-elected to serve as Chairman of Board of the Company at the next annual meeting of its shareholders and will be re-elected to serve as Chairman of the Board of the Bank at the meeting of its sole shareholder immediately following the annual meeting of the shareholders of the Company. The terms of each Chairmanship shall extend through the period ending upon the earlier of December 31, 2011, or Mr. Wilkinson's resignation, death or disability.

        4.  Benefits During Service as Chairman. During the period during which Mr. Wilkinson serves as Chairman of the Board of the Company and/or Chairman of the Board of the Bank, he shall be entitled to the following benefits:

4.1 Mr. Wilkinson shall be provided with a suitably furnished office located in downtown Bluefield, West Virginia. On or before January 31, 2011, the Bank shall arrange for Mr. Wilkinson's personal files and effects to be relocated from the office he currently occupies as CEO and delivered to his new office, and the Bank's new CEO shall thereafter relocate to the office formerly occupied by Mr. Wilkinson;

4.2 Mr. Wilkinson shall be supported by competent secretarial help which, to the extent it is feasible to do so, shall be provided by his current secretary, Deborah Uhl;

      The Bank shall reimburse Mr. Wilkinson for all reasonable costs incurred in connection with one annual complete physical examination during calendar year 2011, to be scheduled at Mr. Wilkinson's convenience, the cardiology component of which is to be performed at the University of Virginia Medical Center and the remainder is to be performed at the Greenbrier Medical Clinic;

4.4 The Bank shall pay Mr. Wilkinson's membership dues at Fincastle

Country Club;

4.5 The Bank will permit Mr. Wilkinson to attend the annual convention of the West Virginia Bankers Association and reimburse him for all reasonable costs incurred in connection with his attendance at that event; and

      Mr. Wilkinson shall be provided with a Bank credit card to use for expenses directly related to his service as Chairman of the Board of the Company and/or Chairman of the Board of the Bank.

4.7       No such expenses, if any, shall be eligible for reimbursement, unless incurred during the lifetime of Mr. Wilkinson, and no such in-kind benefits, if any, shall be provided under this Section 4 except during the lifetime of Mr. Wilkinson. The amount of expenses eligible for reimbursement, if any, under this Section 4, and any in-kind benefits provided, if any, hereunder, during any taxable year of Mr. Wilkinson, shall not affect the expenses eligible for reimbursement, if any, or in-kind benefits to be provided, if any, in any other taxable year of Mr. Wilkinson. All reimbursements hereunder, of any eligible expense, if any, must made on or before the last day of the Mr. Wilkinson's taxable year following the taxable year in which the expense was incurred. The right to reimbursement or in-kind benefits hereunder, if any, is not subject to liquidation or exchange for any other benefit.

        5.    Representations and Warranties of Mr. Wilkinson.    Mr. Wilkinson represents and warrants to the Company and the Bank that he is not a party to, subject to, or bound by any agreement or instrument of any kind, or any judgment, order, writ, or injunction or decree of any court or governmental body that conflicts with Mr. Wilkinson's obligations under this Agreement or that would prohibit, prevent, or affect the carrying out of the transactions contemplated by this Agreement or the performance by Mr. Wilkinson.

         6.    Representation of the Company and the Bank.    Both the Company and the Bank have taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and each has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.

7.      Mutual Release.

        7.1    Release by Mr. Wilkinson.    Effective upon receipt of the consideration provided for in Sections 1.1 and 1.2 above and except as otherwise set forth in this Agreement, Mr. Wilkinson, on behalf of himself, his heirs, executors, administrators and personal representatives, waives, discharges, and releases all claims against the Company and the Bank, their shareholders, directors, officers, agents and employees ("the Company Releasees"), from any and all claims, liabilities, promises, actions, and/or damages of any kind or character, known or unknown, which Mr. Wilkinson ever had against any of the Company Releasees in any way arising out of or relating to, directly or indirectly, his employment with the Company and/or the Bank and the cessation of that employment with the Company and/or the Bank. Said claims include, but are not limited to: (1) employment discrimination and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress. Mr. Wilkinson understands and agrees that, except as otherwise set forth in this Agreement, this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by Mr. Wilkinson. Provided, however, there is expressly excepted from the foregoing release Mr. Wilkinson's entitlement to the health insurance and life insurance benefits to which all Bank retirees are eligible under the plan(s) sponsored by the Bank. Provided, further, nothing in this Agreement is intended to release or adversely affect any ownership interest Mr. Wilkinson may have in the Company.

        7.2    Release by Company and Bank.    Effective upon Mr. Wilkinson's resignation and except as otherwise set forth in this Agreement, the Company, on behalf of itself and its wholly-owned subsidiaries and affiliated entities, waives, discharges, and releases Mr. Wilkinson, his heirs, executors, administrators and personal representatives (the "Wilkinson Releases") from any and all claims, liabilities, promises, actions, and/or damages of any kind or character, known or unknown, which Mr. Wilkinson ever had against any of the Company Releasees in any way related to or arising out of, directly or indirectly, Mr. Wilkinson's employment with the Company and/or the Bank; provided that, such release shall not include any criminal conduct by Mr. Wilkinson, or any conduct involving willful or intentional harm to the Company and/or the Bank. The Company understands and agrees that this release extends to all claims arising before signing this release of every nature and kind whatsoever, whether known or unknown by the Company, except as specifically set forth above.

        8.    Further Agreements.    In addition to the waivers and releases contained in Section 8 above, Mr. Wilkinson further agrees:

        8.1   That he has been advised to consult with an attorney regarding this Agreement prior to agreeing to and signing it;

        8.2  That he acknowledges that, prior to signing this Agreement, he has adequate time from the date of his receipt of this Agreement within which to consider it, and to consult with an attorney of his choice regarding it;

        8.3  That he acknowledges and agrees that this Agreement will not become effective or enforceable until after seven days from the date it is signed by him. During that seven-day period, Mr. Wilkinson understands and agrees that he may revoke this Agreement by delivering written notice of his revocation to Robert M. Jones, Jr., Chairman of the Executive Committee, at 805 Tanager Drive, Bluefield, VA 24605; and

        8.4   That he has read this Agreement and that the language and meaning of this Agreement are sufficiently clear and that he has understood it.

        9.     No Assignment.    Mr. Wilkinson represents and warrants that there has been no assignment or other transfer of any claims he has or may have as against the Company or the Bank.

        10.    Arbitration.    All disputes under this Agreement shall be resolved by final and binding arbitration in the County of Mercer, State of West Virginia, before an arbitrator agreed upon by the parties, and judgment upon the award rendered may be entered in any court having jurisdiction. If any such proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

        11.    Survival.    The representations and warranties of the respective parties set forth herein shall survive the consummation of the transactions contemplated in this Agreement.

        12.    Governing Law.    This Agreement shall be governed by and construed under and in accordance with the laws of the state of West Virginia.

        13.    Entire Agreement.    This Agreement is the only agreement or understanding between parties, and supersedes and is controlling over any and all prior existing agreements or communications between the parties. All negotiations, commitments, and understandings acceptable to both parties have been incorporated in this Agreement.

        14.    Severability.    If any provision of this Agreement or the application of such provisions to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby.

        15. Execution in Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

        16.    No Waiver.    Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, in law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation of the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

        17.    Expenses.    Each of the parties shall bear its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated hereby.

        18.    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

        19.    Amendment.    This Agreement may not be amended except as mutually agreed to in writing by the parties.

        IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

_/s/ R. W. Wilkinson___________

R.W. Wilkinson

Dated: December 22, 2010

First Century Bankshares, Inc.

By __/s/ Robert M. Jones ________

Its __Vice Chairman ______

Dated: December 22, 2010

First Century Bank, N.A.

By __/s/ Robert M. Jones_________

Its Compensation Committee Chairman

Dated: December 22, 2010